SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 28, 2008

MISSION COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	__333-12892____	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

581 Higuera Street, San Luis Obispo, CA 93401

(Address of principal executive offices)

(Zip code)

(805) 782-5000

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On November 28, 2008 Mission Community Bancorp (the “Company”) entered into a Second Amendment to Stock Purchase Agreement (the “Second Amendment”) with Carpenter Fund Manager GP, LLC, (the “Manager”).   The Manager serves as the General Partner of the Carpenter Community BancFund-A, L.P.  (the “Fund”).  The Second Amendment amends that certain Stock Purchase Agreement dated January 24, 2008 between the Manager and the Company, as amended by the First Amendment to Stock Purchase Agreement dated August 26, 2008 (collectively, the “Agreement”).  The Second Amendment amends the Agreement to provide that either party shall have  right to terminate the Agreement if the second closing under the Agreement has not occurred by December 5, 2008 rather than by November 28, 2008, as previously provided for in the Agreement.

Item 3.02.  Unregistered Sale of Equity Securities.

On December 2, 2008 the Company sold an aggregate of 225,026 shares of its authorized but unissued shares of common stock (the “Shares”) to the Fund at a price of $17.10 per share for aggregate gross proceeds to the Company of $3,847,944.  The Shares were sold pursuant to the terms of the Agreement.  There are no underwriting discounts or commissions to be paid by the Company with respect to the sale of the Shares.  The sale has been made pursuant to an exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, as a privately negotiated transaction not involving a public offering.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective December 2, 2008, Howard Gould became a member of the Board of Directors of each of Mission Community Bancorp and Mission Community Bank, as well as a member of the Corporate Governance Committee of Mission Community Bancorp and the Technology Committee and Compensation Committee of Mission Community Bank.  As previously reported, Mr. Gould was previously appointed to these positions, subject to receipt of all required regulatory approvals, pursuant to the terms of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 3, 2008

                                                                        MISSION COMMUNITY BANCORP

By:       /s/ Anita M. Robinson
Anita M. Robinson, President and Chief Executive Officer